Exhibit 10.10
FOX FACTORY HOLDING CORP. 2022 OMNIBUS PLAN (THE “PLAN”)
2023 POLICY REGARDING TERMS APPLICABLE TO
RESTRICTED STOCK UNIT AND PERFORMANCE SHARE UNIT
AWARD AGREEMENTS
IN THE EVENT OF QUALIFIED RETIREMENT
1.Purpose.
The purpose of this 2023 Policy Regarding Terms Applicable to Restricted Stock Unit and Performance Share Unit Award Agreements in the Event of Qualified Retirement (this “Policy”) is to identify certain terms and conditions for continued vesting of certain equity awards, including unvested restricted stock units and performance share units, granted under the Plan after a Qualified Retirement.
This Policy shall not or be deemed to in any way waive, limit or modify the rights of Fox Factory Holding Corp. (the “Company”) under any “Restricted Stock Unit Award Agreement,” “Performance Share Unit Award Agreement” or the Plan.
Capitalized terms not otherwise defined herein have the definitions assigned to them in Annex A hereto, and capitalized terms not otherwise defined below or in Annex A to this Policy shall have the same meaning as under the Plan.
2.Qualified Retirement Vesting.
An Award Agreement for Restricted Stock Units and Performance Share Units may, as determined by the Committee, or its delegate, on the date of an Award, provide for continued vesting of an Award upon a Qualified Retirement, subject to the terms and conditions of the respective Award Agreement, as follows:
•Restricted Stock Units granted twelve (12) or more months before a Qualified Retirement will continue to vest in full and payout upon the original vesting schedule; and
•Performance Share Units, granted within twelve (12) months of a Qualified Retirement will continue to vest and payout upon the original vesting schedule, and based on actual performance.
3.Condition to Continued Vesting.
Continued vesting of Awards after a Qualified Retirement is conditioned upon an employee’s compliance with all applicable post-employment covenants with the Company and its Affiliates.
4.Prior and Subsequent Awards.
This Policy does not in any way modify or apply to any Award Agreement entered into prior to the date this Policy is adopted by the Committee, nor to any subsequent Award Agreement that does not contain a Qualified Retirement provision.
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Annex A to Policy

For purposes of this Policy, the following terms have the indicated meanings:
“Award” means any unvested Restricted Stock Unit Award and/or Performance Share Unit Award granted pursuant to the Plan.
“Qualified Retirement” means an employee’s separation from service with the Company and its Affiliates, other than for Cause, with the employee having met a combined age and service requirement of sixty-five (65), with a minimum service of five (5) years and a minimum age of sixty (60), provided that service (i) will be measured beginning with the employee’s date of hire by the Company or an Affiliate, and (ii) with an Affiliate shall be measured from the date such entity became an Affiliate of the Company.
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